CLINICAL STUDY AGREEMENT

between

UNIVERSITY HOSPITALS OF CLEVELAND

and

CytoCore Inc.

This Clinical Study Agreement (this "Agreement"), effective as of January 27, 2006 (the "Effective Date"), is entered into by and among University Hospitals of Cleveland, ("Institution"), an Ohio non-profit corporation with its principal facility at 11100 Euclid Avenue, Cleveland, Ohio 44106, the Principal Investigator and the Sponsor identified on Exhibit B.

WITNESSETH

WHEREAS, the Principal Investigator, George Gorodeski MD PhD is a member of the Association identified on Exhibit B, and has privileges to practice medicine and conduct research activities at the Institution in the Department of Obstetrics and Gynecology ("Department") by virtue of his/her membership on the medical staff of Institution.

WHEREAS, Sponsor proposes to sponsor, and Principal Investigator is willing to conduct at the Institution, a research study (the "Study") of Screening, Diagnosis and Treatment protocol, a copy of which is attached to this Agreement as Exhibit A - PROTOCOL (the "Protocol"), relating to Study Screening / Diagnostic Devices, Drug Delivery System, Equipment, Study Drug(s) and Study Materials identified on Exhibit B.

NOW THEREFORE, it is agreed as follows:

ARTICLE 1. SCOPE OF WORK

1.1 The Principal Investigator and Institution shall carry out their respective obligations under the Study in accordance with this Agreement. The Study will be conducted at the Department. The Principal Investigator will be responsible for the direction of the Study. All procedures for directing and monitoring the Study are delineated in the Protocol.

1.2 Sponsor grants to Institution and Principal Investigator the royalty-free, non-exclusive, limited right and license to use the Protocol, Study Equipment, Study Drug(s) and Study Materials (as defined on Exhibit B) to

conduct the Study and to comply with Institution's and Principal Investigator's obligations under this Agreement.

1.3 If, for any reason, the individual named herein as the Principal Investigator is unwilling or unable to continue to serve as Principal Investigator, then the Institution and Sponsor shall appoint a mutually acceptable successor Principal Investigator. If a mutually acceptable successor is not available, this Agreement shall terminate in accordance with Article 14.

1.4 Sponsor shall provide the Study Equipment, Study Drug(s) and the Study Materials identified on Exhibit B at its expense. Upon termination or completion of the Study, all unused Study Materials shall be returned to Sponsor at its expense or destroyed, as directed by Sponsor.

1.5 Institution shall supply the necessary personnel, equipment, and other materials (except as otherwise indicated in the Protocol) to complete the Protocol. Institution shall retain ownership of all such equipment and other materials, unless otherwise designated and accepted in writing.

1.6 It is anticipated that the Study will commence on or about the Start Date and it is anticipated that the Study will be completed on or about the End Date identified on Exhibit B, unless otherwise terminated in accordance with Article 14.

ARTICLE 2. COSTS AND PAYMENTS

2.1 Sponsor shall provide financial support for the Study in accordance with the approved budget (the "Budget") set forth in Exhibit B - BUDGET. In addition to all other compensation, Sponsor shall also reimburse Institution for the cost of reasonable and necessary medical diagnosis and treatment associated with any adverse events or reactions that arise in the course of the Study when performed in substantial adherence to the Protocol to the extent such diagnosis and treatment is not covered by patient's insurance or governmental or other third party coverage.

2.2 If a patient discontinues his or her participation in the Study, Institution shall be held harmless and shall be reimbursed by Sponsor for all obligations it has incurred in connection with the patient in connection with the Study.

2.3 Sponsor shall make all checks payable to University Hospitals of Cleveland and forward them to the following address:

The Research Institute of University Hospitals of Cleveland
P. O. Box 74420
Cleveland OH 44194-4420
Institution Tax Identification Number: 34-1567805

2.4 For purposes of identification, each payment shall include the title of the Study and the name of the Principal Investigator.

2.5 Sponsor shall make payments to Institution according to the payment schedule in Exhibit B.

ARTICLE 3. INDEPENDENT CONTRACTORS

Sponsor, Principal Investigator, and Institution are each independent contractors of one another, and this Agreement shall not be construed to constitute a partnership or joint venture between any of them or make any party the agent or employee of another. No party shall hold itself out contrary to the terms of this provision, and no party shall become liable for any representation, act or omission of another party contrary to the terms hereof.

ARTICLE 4. INDEPENDENT RESEARCH

Nothing in this Agreement shall be construed to limit the freedom of Institution, Principal Investigator, Association, Department, or other individuals or patients participating in this Study, whether paid under this Agreement or not, to engage in research similar or competitive to the Study independently under other grants, contracts, or agreements with parties other than Sponsor.

ARTICLE 5. COMPLIANCE WITH LAW AND ACCEPTED PRACTICE

The parties intend to conduct their relationship in compliance with all applicable laws, including the Medicare/Medicaid Anti-Fraud and Abuse Amendments and the prohibition on physician self-referral. In the event of a change in, or interpretation of, governing law, the parties shall modify this Agreement or their practices to comply with such legal requirements. Principal Investigator and Institution shall perform their respective obligations under the Study in conformance with, as applicable, generally accepted standards of good clinical practice, the Protocol, reasonable instructions provided by Sponsor and applicable local, state and federal laws and regulations governing the performance of clinical investigations including, but not limited to, the Federal Food, Drug(s) and Cosmetic Act and regulations of the Food and Drug(s) Administration. The Institution shall retain all records resulting from the Study for the time required by applicable federal and state regulations provided that Sponsor pays any applicable record storage fees. The Sponsor will keep Institution informed regularly of the status of Sponsor's progress in gaining approval of the Study Screening / Diagnostic Devices and Drug(s) Delivery System by the FDA.

ARTICLE 6. MONITORING OF STUDY

During the term of this Agreement, Institution and Principal Investigator agree to permit representatives of Sponsor and/or the FDA to examine upon reasonable prior notice at a mutually agreeable time during normal business hours: (i) the facilities where the Study is being conducted; (ii) raw Study data including original patient records (subject to legal restrictions relating to patient confidentiality and the obligations pursuant to Article 7); and (iii) any other relevant information necessary to confirm that the Study is being conducted in conformance with the Protocol and in compliance with applicable FDA and DEA laws and regulations. Institution shall notify Sponsor if FDA or DEA schedules or, without scheduling, begins an inspection. The Principal Investigator shall notify Sponsor promptly, in writing, of any severe and life threatening or unexpected adverse reaction experienced by any patients to Sponsor's products, including without limitation, the Screening / Diagnostic Devices, Drug Delivery System, and Study Drug(s), which are administered during the Study.

ARTICLE 7. CONFIDENTIAL INFORMATION

7.1 "Confidential Information" shall include Study Materials, the Screening / Diagnostic Devices, Drug Delivery System, Study Drug(s), the Protocol, all written information, data and other materials provided by one party to the other party, including, without limitation, such information recorded on the Study reporting forms, except any such materials or information that: (i) is now or hereafter becomes part of the public domain through no fault of Institution, Principal Investigator or Sponsor; (ii) is known to Institution, Principal Investigator or Sponsor before the Effective Date of this Agreement; (iii) is obtained by Institution, Principal Investigator or Sponsor from a third party who has no obligation to maintain the materials or information in confidence; or (iv) is independently developed by Institution, Principal Investigator or Sponsor. Except as provided in Article 8, Institution, Principal Investigator and Sponsor will use reasonable efforts to prevent disclosure or unauthorized use of the other party's Confidential Information without such party's prior written consent; provided, however, that Institution, Principal Investigator or Sponsor shall be entitled to (A) disclose the Confidential Information of the other party as required to be disclosed pursuant to law, regulation or court order or (B) use the Confidential Information of the other party to treat patients.

7.2 Sponsor shall comply with all laws, rules, regulations and common law relating to patient privacy and the confidentiality of medical information. Without limiting the foregoing, Sponsor shall keep confidential and shall not use or disclose any "protected health information" as defined in the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. Section 1320d, et. seq. and regulations thereunder (collectively, "HIPAA"), except in accordance with the authorization signed by the patient.

Sponsor shall not use any information obtained in connection with this Agreement to contact patient(s) or for marketing purposes.

ARTICLE 8. PUBLICATION

Notwithstanding any other provision contained in this Agreement, the Principal Investigator shall have the right, at his/her discretion, to publish freely, in scientific journals, the clinical data generated from the Study. The Principal Investigator shall furnish Sponsor with a copy of any proposed publication of material at least thirty (30) days in advance of the proposed publication date. The Principal Investigator acknowledges that Sponsor may have a proprietary interest in such data and hereby grants Sponsor the right to review the proposed publication and agrees to consider, in good faith, any requested revisions of such publication. If Sponsor fails to contact the Principal Investigator with suggested revisions within thirty (30) days following receipt of such publication, then Principal Investigator may immediately submit such publication without further obligation to Sponsor regarding its right to review. The Principal Investigator shall give Sponsor the option of receiving acknowledgement in such publications for its sponsorship.

ARTICLE 9. INVENTIONS

9.1 "Invention" shall mean any new invention or discovery, or improvement to existing technology, conceived and reduced to practice during and solely as a result of the Study and by Principal Investigator, Institution's faculty, staff, employees, or students or jointly by such an individual or individuals with one or more employees of Sponsor. All Inventions conceived solely by Principal Investigator, Institution's faculty, staff, employees, or students shall be and remain the sole and exclusive property of the Institution. All Inventions conceived jointly by Principal Investigator, Institution's faculty, staff, employees, or students with one or more employees of Sponsor shall be owned jointly by the Institution and Sponsor. All Inventions conceived solely by Sponsor shall be and remain the sole and exclusive property of Sponsor.

9.2 Except as expressly provided herein, neither Sponsor, the Principal Investigator nor the Institution grants or transfers to any other party by operation of this Agreement, by implication, by estoppel or otherwise, any right or license to any patent, copyright, trade secret, or other proprietary right of any party.

ARTICLE 10. PUBLICITY

Except as provided in Article 8, Institution and Sponsor shall obtain prior written permission from the other party before each time it desires to mention or

otherwise use the name, trade or service mark, trade name, symbol, or other identifying marks of the other party in any form of advertising or publicity material or in making any form of representation or statement in connection with the services and/or studies which could be construed to constitute an express or implied endorsement by the other party of any commercial product or service. This prohibition shall not apply to documents filed with or disclosure required by governmental or regulatory bodies; provided, however, the disclosing party must provide the other party with advance written notice of such disclosure. Further, Sponsor agrees that its use of the name, symbols, and/or marks of Institution or names of Institution's employees, shall be limited to identification of Institution and the Department as a research site and the research staff as participants in the Study.

ARTICLE 11. HUMAN SUBJECTS

The parties agree that the Protocol (Exhibit D - HUMAN SUBJECTS APPROVAL) must be approved by Institution's Institutional Review Board ("IRB") before it becomes effective or the Study commences. The Principal Investigator shall obtain from each of the participants written informed consent in compliance with 21 CFR 50.20 through 50.27.

ARTICLE 12. INDEMNIFICATION

12.1 Subject to Article 2, Sponsor agrees to indemnify, defend and hold harmless the Institution, its affiliated university (i.e., Case Western Reserve University) and IRB members, the Principal Investigator, the Association, the Department and their respective employees and other qualified personnel working under the supervision of any of the foregoing in the performance of the Study (collectively, the "Indemnitees"), from and against any claims, causes of action, investigations, suits, liability, damage, and costs (including attorney fees and court costs) that are based on or related in any way to (i) assertions of personal injury, death, and property damage sustained in connection with the Study, Equipment, Screening / Diagnostic Devices, Drug Delivery System, Study Drug(s), Study Materials or Protocol, (ii) assertions of product or other liability (strict or otherwise) related to the Study, Equipment, the Study Screening / Diagnostic Devices, Drug Delivery System, Study Drug(s) or Study Materials, (iii) assertions of intellectual property infringement arising out of or related to the Study, Equipment, the Study Screening / Diagnostic Devices, Drug Delivery System, Study Drug(s), Study Materials or Protocol, or (iv) any breach of this Agreement or violation of law by Sponsor. Sponsor will pay any such damages and costs of the Indemnitees, including all of their expenses and reasonable attorney's fees incurred in connection with all such claims without regard to whether such claims, causes of actions, investigations or suits are rightfully or wrongfully brought and without regard to any determination of liability.

12.2 Sponsor's obligation to indemnify under this Article 12 shall not extend to: (i) a failure by Institution or the Principal Investigator to substantially adhere to the terms of the Protocol, including amendments thereto, but excluding deviations from the terms of the Protocol that arise out of necessity; (ii) a failure by Institution or the Principal Investigator to comply with applicable FDA or other governmental requirements; or (iii) a failure by the Institution or Principal Investigator to use universally-accepted medical standards to administer the Study Drug(s) according to the Protocol.

12.3 As used in this Article 12, the term "employee" shall mean any full or part-time employee, director, officer, trustee, faculty member, student or volunteer, or any other individual acting on behalf of Institution, Department, Case Western Reserve University or Principal Investigator.

12.4 Institution and the Principal Investigator will provide Sponsor prompt notice of any claim for which indemnification will be sought, will cooperate in the investigation and defense of such claim, will permit Sponsor to direct the defense of such claim, including selecting counsel, and will not settle or compromise any such claim without the Sponsor's prior written approval. Sponsor shall reasonably consult with Institution prior to settling claims. Sponsor shall not, except with the consent of Institution, consent to entry of any judgment or enter into any settlement that does not include an unconditional release, without fault, of the Indemnitees from all liability in respect of such claim or litigation.

ARTICLE 13. INSURANCE

Sponsor agrees to carry sufficient liability insurance during, and for a period of two (2) years after expiration of, this Agreement to cover its indemnification and other obligations. Evidence of all required insurances shall be delivered to Institution with a signed copy of this Agreement. Sponsor certifies that it will not terminate or materially reduce such insurance coverage without 45 days advance written notice to Institution.

ARTICLE 14. TERM AND TERMINATION

14.1 This Agreement commences on the Effective Date and shall continue until completion of the Study, unless terminated earlier as provided herein. The Study and this Agreement may be terminated, by written notice, for any reason by Institution or Sponsor, the Institution's Institutional Review Board, or the FDA, as applicable. Immediately upon receipt of a notice of termination, the Principal Investigator shall stop enrolling patients into the Protocol and shall cease conducting procedures on patients already enrolled in the Protocol, to the extent medically permissible and appropriate. Principal Investigator and Institution shall make available

medical treatment, at Sponsor's expense, to then enrolled patients as required by accepted medical practice, which treatment may include completion of the Study if required by accepted medical practice.

14.2 Following termination of this Agreement Institution will provide, upon written request by Sponsor, an accounting, subject to verification by Sponsor. Within thirty (30) days after receipt of an accounting provided by Institution, Sponsor shall make payment to Institution for (i) all services properly rendered and monies properly expended by Institution through the date of termination and not yet then paid; and (ii) reasonable, noncancelable obligations properly incurred for the Study by Institution prior to termination.

14.3 Upon termination or completion of the Study, all unused portions of Study Materials, Study Drug(s) compounds, other drugs, devices, case reports, whether completed or not completed, and other related materials that were furnished to the Institution or Principal Investigator by or on behalf of the Sponsor shall be returned to the Sponsor at the Sponsor's expense.

14.4 Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination. The provisions of Articles 2.1, 2.3, 4, 7, 8, 9, 12, 13, 14 and 15 shall survive the termination or expiration of this Agreement for any reason. If this Agreement is terminated prior to completion of the Protocol, the Principal Investigator shall furnish Sponsor with an acceptable Principal Investigator's report for the Study.

ARTICLE 15. MISCELLANEOUS

15.1 Any alteration in or amendment to this Agreement (including its attachments and Exhibits) must be in writing and approved by Institution, the Principal Investigator, and the Sponsor prior to such alteration or amendment becoming effective. Any amendments to the Protocol must also be approved by the Institution's Institutional Review Board. If any such change, alteration, or amendment affects the cost of the Study, the parties shall negotiate, in good faith, a corresponding change in the Budget.

15.2 All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed on Exhibit C or to such other addresses as each of the parties may otherwise request. Any such communication shall be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a business day, (ii) on the business day after dispatch, if sent by

nationally-recognized overnight courier, and (iii) on the fifth business day following the date of mailing, if sent by mail.

15.3 This agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio without reference to its conflict of law principles.

15.4 No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition of this Agreement.

15.5 This Agreement, together with its referenced exhibits and attachments, contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous and contemporaneous agreements and understanding, whether oral or written, between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

UNIVERSITY HOSPITALS OF CLEVELAND

Fred C Rothstein MD

By: Fred C. Rothstein, M.D.
Title: President & CEO
Date: 2-3-06

PRINCIPAL INVESTIGATOR

By: GEORGE GORODESKI
Title: MD PhD
Date: 2/9/06

SPONSOR

By:
Title: CEO OsteoCare
Date: 1/27/06

Clinical Study Agreement
08-2004
CL-676302v4